Exhibit 99.1

MaxCyte Announces Streamlined Operations and Raises 2024 Revenue Guidance

ROCKVILLE, MD, December 9, 2024 — MaxCyte, Inc., (Nasdaq: MXCT; LSE: MXCT), a leading cell-engineering focused company providing enabling platform technologies to advance the discovery, development and commercialization of next-generation cell therapeutics, today announced the completion of an internal operational review, initiated earlier this year following the appointment of Maher Masoud as President and Chief Executive Officer. This “bottom-up” review focused on optimizing new product development, manufacturing, commercial execution, and capital allocation to enhance efficiency and align resources with strategic priorities. As part of an effort to streamline operations, the company made adjustments to its workforce which affected 21 positions, reflecting approximately 15% of its personnel globally, including both directly employed individuals and those engaged through third-party employer-of-record (EOR) arrangements. This adjustment is designed to improve accountability, better align personnel resources with the company’s goals, and position MaxCyte for long-term growth.

Anticipated cost savings in 2025 as a result of this action are expected to be about $5.8 million. These savings will help accelerate new strategic initiatives addressing customer needs in cell engineering and manufacturing adjacent to electroporation in the cell therapy manufacturing process. Following this adjustment, combined with other personnel decisions made throughout the year, MaxCyte expects to end the year with 116 employees, compared with 143 employees at the end of 2023 (in each case, inclusive of individuals employed through EOR arrangements).

Reflecting the company’s strengthened operational foundation and continued strong performance, MaxCyte is raising its full-year 2024 core revenue guidance to project 6% to 8% growth compared to 2023.

“2024 has been a good year for MaxCyte. We signed six SPL agreements, added a cell therapy industry veteran to the board and outperformed our financial commitments to the investment community. Throughout the year, we have implemented a more focused, and accountable, operating philosophy at MaxCyte, taking important and necessary steps to drive innovation and growth in a capital efficient manner,” said Maher Masoud, President and CEO at MaxCyte. “I would like to thank the employees impacted by today’s announcement for their contributions to MaxCyte. Core business momentum remains strong as we exit 2024, resulting in an increase to our core revenue growth guidance. I am incredibly optimistic about the future of MaxCyte and am excited about the opportunities ahead to drive the cell therapy industry forward.”

2024 Revenue Guidance

MaxCyte increases 2024 revenue guidance for core business revenue and affirms SPL Program-related revenue guidance.

MaxCyte now expects full year 2024 core business revenue of 6% to 8% growth compared to 2023. SPL Program-related revenue is expected to be approximately $6 million. The outlook for the full year does not include SPL Program-related revenue from Vertex/CRISPR’s CASGEVYTM.

MaxCyte continues to expect to end 2024 with approximately $185 million in cash, cash equivalents and investments.

About MaxCyte

At MaxCyte, we pursue cell engineering excellence to maximize the potential of cells to improve patients’ lives. We have spent more than 25 years honing our expertise by building best-in-class platforms, perfecting the art of the transfection workflow, and venturing beyond today’s processes to innovate tomorrow’s solutions. Our ExPERT™ platform, which is based on our Flow Electroporation® technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: four instruments, the ATx™, STx™, GTx™ and VLx ™; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio. By providing our partners with the right technology platform, as well as scientific, technical and regulatory support, we aim to guide them on their journey to transform human health. Learn more at maxcyte.com and follow us on X and LinkedIn.

MaxCyte Contacts:

US IR Adviser

Gilmartin Group

David Deuchler, CFA

+1 415-937-5400

ir@maxcyte.com

US Media Relations
Spectrum Science
Jordan Vines
+1 540-629-3137

jvines@spectrumscience.com

Nominated Adviser and Joint Corporate Broker

Panmure Liberum

Emma Earl / Freddy Crossley

Corporate Broking

Rupert Dearden

+44 (0)20 7886 2500

UK IR Adviser

ICR Healthcare

Mary-Jane Elliott

Chris Welsh

+44 (0)203 709 5700

maxcyte@icrhealthcare.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy, plans and objectives of management for future operations, and anticipated benefits of the announced adjustments to the workforce are forward-looking statements. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

Risks and uncertainties related to our business are described in greater detail in Item 1A  of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 12, 2024, as well as in discussions of potential risks, uncertainties, and other important factors in the other filings that we make with the Securities and Exchange Commission from time to time, including in our Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 6, 2024. These documents are available through the Investor Menu, Financials section, under “SEC Filings” on the Investors page of our website at http://investors.maxcyte.com. Any forward-looking statements in this press release are based on our current beliefs and opinions on the relevant subject based on information available to us as of the date of such press release, and you should not rely on forward-looking statements as predictions of future events. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.